Exhibit 6.4

LEASE WITH OPTION TO PURCHASE

THIS LEASE WITH OPTION TO PURCHASE is entered into effective this 31st day of December, 2017, by and between Robert J. Wyatt (“Landlord”), and Alex Leo and Apex Farms Corp. (“Tenant”).

W I T N E S S E T H:

1. Premises; Existing Leases. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon the terms and conditions as hereinafter set forth, the real property located in the County of Pueblo, State of Colorado, more particularly described as follows:

The South ½ of the North ½ of the Southeast ¼ of Section 24, Township 20 South, Range 60 West, Pueblo County, Colorado (No assigned street address.)

(hereinafter referred to as “Premises”).

2. Term of Lease. The original term of this Lease is for three (3) years and shall extend from the 1st day of January 2018, until the 31st day of December 2020, unless sooner terminated or extended as hereinafter provided.

3. Rental. Tenant agrees to pay Landlord at the offices of Landlord, or at such other place designated by Landlord, without prior demand therefor and without any deduction or offset whatsoever, as fixed annual rent in the amount of One US Dollar ($1 US per year). which amount shall be due and payable on the first day of every year hereafter during the term of this Lease.

4. Payment of Real Property Taxes. Tenant shall pay the Real Property Taxes applicable to the Premises during the term of this Lease. All such payments shall be made at least ten (10) days prior to the delinquency date of the applicable installment. Tenant shall promptly furnish Landlord with satisfactory evidence that such taxes have been paid. If any such taxes to be paid by Tenant shall cover any period of time prior to or after the expiration or earlier termination of the term hereof, Tenant’s share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year this Lease is in effect, and Landlord shall reimburse Tenant for any overpayment after such proration. If Tenant shall fail to pay any Real Property Taxes required by this Lease to be paid by Tenant, Landlord shall have the right to pay the same, and Tenant shall reimburse Landlord therefor upon demand. As used herein, the term “Real Property Taxes” shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Premises by any authority having the direct or indirect power to tax.

5. Use of Premises/Income and Expenses. Tenant shall have the right to use and occupy the Premises for any lawful purpose and all appurtenant or related uses, and shall pay all costs, expenses, insurance, taxes, and any other expenses of whatsoever nature in connection with the Premises. Tenant covenants through the term of this Lease, at Tenant’s sole cost and expense, to promptly comply with all laws and ordinances and the orders, rules, regulations, and requirements of all federal, state, and municipal governments and appropriate departments, commissions, boards, and officers thereof.

6. Insurance. During the term of this Lease, Tenant, at its sole cost and expense and for the mutual benefit of Landlord and Tenant, shall carry and maintain any appropriate insurance.

7. Utilities. Tenant shall promptly pay all charges for water, heat, gas, electricity, and other public utilities used on the Premises from the commencement date of the term of this Lease. If Tenant shall fail to pay any utilities as required above, Landlord may, at its option, pay such utilities (without waiving any other remedies available to Landlord) on account of Tenant, and the same shall be deemed to be additional rental and shall become due and payable ten (10) calendar days after notice to Tenant.

8. Warranties. Tenant has inspected the Premises, and accepts the same “as is” in their present condition with no warranties or representations of any kind whatsoever. Landlord shall have no obligation of any kind to make any expenditures of any nature upon the Premises. Tenant shall throughout the term of this Lease, or any extension hereof, at Tenant’s sole cost and expense, put, keep, and maintain the Premises in good, substantial, and sufficient condition, repair, and order both inside and outside. Tenant has had and will have, pursuant to this Lease, an adequate opportunity to make such legal, factual and other inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Premises. Such inquiries and investigations of Tenant shall be deemed to include, but shall not be limited to, the physical condition of the Premises, such state of facts as an accurate survey and inspection would show, the present and future zoning ordinance, ordinances, resolutions and regulations of the city, county and state where the Premises is located, and the value and marketability of the Premises. Tenant shall not be entitled to and shall not rely on Landlord or Landlord’s agents as to, and except as expressly set forth above Landlord has not made and does not hereby make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Premises; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Premises; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Premises; (iv) the development potential of the Premises, its habitability, merchantability, or the fitness, suitability, or adequacy of the Premises for any particular purpose; (v) the zoning or other legal status of the Premises; (vi) the Premises or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Premises; or (viii) the condition of title to the Premises or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction, or any other matter affecting title to the Premises except as expressly set forth in this Lease. EXCEPT AS EXPRESSLY PROVIDED IN THIS LEASE, LANDLORD HAS NOT, DOES NOT, AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PREMISES, AND LANDLORD SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, LANDLORD HAS NOT, DOES NOT, AND WILL NOT, MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION, OR LAND USE LAWS, RULES, REGULATIONS, ORDERS, OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WlTHOUT LIMITATION, ASBESTOS, PCB AND RADON. TENANT ACKNOWLEDGES THAT TENANT IS A SOPHISTICATED TENANT WHO IS FAMILIAR WITH THIS TYPE OF PREMISES AND THAT, SUBJECT ONLY TO THE EXPRESS WARRANTIES ABOVE SET FORTH, TENANT IS ACQUIRING THE PREMISES “AS IS AND WHERE IS” IN ITS PRESENT STATE AND CONDITION.

2

9. Indemnity Provisions.

a. Tenant agrees to exonerate, hold harmless, protect and indemnify Landlord, or any subsequent owner of the Premises, from and against any and all losses, damages, claims, suits, or actions, judgments and costs which may arise based on events occurring during the term hereof for personal injury, loss of life or damaged property sustained in or about the Premises or upon the adjacent streets; and from and against all costs, attorney fees, expenses and liabilities incurred in any such claims, the investigation thereof or the defense of any action or proceeding brought thereon; and from and against any judgments, orders, decrees or liens resulting therefrom and any fines levied by any authority for violation of any law, regulation or ordinance by virtue of the use of the improvements and appurtenances thereto situated upon the Premises. This indemnity shall include any loss for the filing of mechanics’ and/or materiatmen’s liens.

b. Landlord agrees to exonerate, hold harmless, protect and indemnify Tenant, or any subsequent owner of the Premises, from and against any and all losses, damages, claims, suits, or actions, judgments and costs which may arise based on events occurring prior to the term hereof for personal injury, loss of life or damaged property sustained in or about the Premises or upon the adjacent streets; and from and against all costs, attorney fees, expenses and liabilities incurred in any such claims, the investigation thereof or the defense of any action or proceeding brought thereon; and from and against any judgments, orders, decrees or liens resulting therefrom and any fines levied by any authority for violation of any law, regulation or ordinance by virtue of the use of the improvements and appurtenances thereto situated upon the Premises based upon the use of the Premises by prior tenants. This indemnity shall include any loss for the filing of mechanics’ and/or materialmen’s liens.

3

10. Alterations to Premises. Tenant shall have the right, at Tenant’s sole expense, to make changes or alterations to the land.

Tenant shall keep the Premises free and clear of all liens arising out of or claimed by reason of any work performed, materials furnished or obligations incurred by or at the instance of Tenant, and indemnify and save Landlord and the Premises harmless of all such liens or claims of lien and all attorney fees and other costs and expenses incurred by reason thereof. Should Tenant fail to discharge fully any such lien or claim of lien or provide an acceptable indemnity bond in the event of contest, Landlord, at Landlord’s option and subject to Landlord’s right of reimbursement, may pay the same or any part thereof, and Landlord shall be the sole judge of the validity of such lien or claim.

All of the foregoing notwithstanding, Landlord specifically acknowledges that Tenant intends to improve the land to accommodate the business uses contemplated by Tenant, and Landlord shall not unreasonably withhold or delay Landlord’s consent to such contemplated remodeling and improvements.

11. Condemnation.

c. Complete Taking. If, during the term of this Lease, or any extension hereof, the whole or substantially all of the Premises shall be taken as a result of the exercise of the power of eminent domain, then, at Tenant’s option, (i) this Lease shall terminate as of the date of vesting of title of the Premises or delivery of possession, whichever event shall first occur, pursuant to such proceeding and Landlord shall promptly refund to Tenant all Option payments; or (ii) Tenant may proceed to exercise its Option to purchase the Premises. For the purposes of this Paragraph 11, “substantially all of the Premises” shall be deemed to have been taken if a taking under any such proceeding shall involve such an area, whether the area be improved with building or be utilized for a parking area or for other use, that Tenant cannot reasonably operate in the remainder of the Premises the business being conducted on the Premises at the time of such proceeding.

d. Partial Taking. If, during the term of this Lease, or any extension hereof, less than the whole or less than substantially all of the Premises shall be taken in any such proceeding, this Lease shall not terminate. The rent thereafter due and payable by Tenant shall be reduced in such proportion as the nature, value and extent of the part so taken bears to the whole of the Premises. Landlord shall credit all the proceeds of the condemnation to reduce the purchase price for the Option.

4

e. Award. Any award granted for either partial or complete taking regarding the Premises shall be apportioned between Landlord and Tenant as their interests appear. Matters which cannot be resolved between the parties shall be submitted to arbitration. In addition, during the course of the condemnation proceedings and/or negotiations, Landlord shall keep Tenant advised of all activities, and Tenant shall have reasonable rights of approval of all settlements and/or tactical litigation decisions.

12. Option to Purchase. Tenant will secure an Option to Purchase this property upon signing this Lease with an Option to Purchase and payment of US $10,000.00 (Ten Thousand Dollars), - in the form of cashier’s funds to be held by Landlord as Option money for the Property, which shall be applied to the purchase price at the Option closing. The Option money is intended to secure a long term business commitment between Landlord and Tenant. If Tenant does not exercise the Option. it is non-refundable and absolutely intended for remedial costs associated with the property clean-up at Landlord’s sole discretion. Tenant, or Tenant’s assigns, hereby has an option to purchase the Premises (the “Option”), and Landlord hereby agrees to sell the Premises upon the following terms and conditions:

f. Tenant shall exercise the Option by delivering written notice of such election to Landlord during the term of the Lease and CLOSING to transfer title by the following dates:

g. If the Option is exercised on or before December 31, 2018, the purchase price shall be U.S. $35,000; if the Option is exercised after December 31, 2018, and before December 31, 2019, the purchase price shall be U.S. $38,000; if the Option is exercised after December 31, 2019, the purchase price shall be U.S. $40,000.

h. The purchase price shall include all fixtures, improvements and personal property presently located on the Premises conveyed free and clear of all taxes, liens and encumbrances.

i. Title shall be merchantable in Landlord. Subject to payment or tender as above provided and compliance by Tenant with the notice provisions hereof, Landlord shall execute and deliver a good and sufficient general warranty deed to Tenant conveying the Premises.

j. Possession of the Premises shall be delivered to Tenant on date of closing with the understanding that Tenant shall already be in possession of the Premises under this Lease.

k. Tenant and Tenant’s assigns agree to comply with Landlord’s reasonable requests in order to accomplish a §1031 tax-deferred exchange for Landlord’s benefit, so long as, by doing so, Tenant does not incur additional expenses or liability.

5

l. In the event Tenant fails to timely exercise this Option, then and in such event, Tenant shall cooperate with Landlord’s reasonable requests to acknowledge termination of the Option.

a. IF TENANT IS IN DEFAULT, then all payments and things of value received hereunder shall be forfeited by Tenant and retained on behalf of Landlord and both parties shall thereafter be released from all obligations hereunder. It is agreed that such payments and things of value are LIQUIDATED DAMAGES and are the LANDLORD’S SOLE AND ONLY REMEDY for the Tenant’s failure to perform the obligations of this Contract. Landlord expressly waives the remedies of specific performance and additional damages.

b. IF LANDLORD IS IN DEFAULT, (a) Tenant may elect to treat this Lease as terminated, in which case Tenant may recover such damages as may be proper, including a return of the Option money; or (b) Tenant may elect to treat the Option contained in this Lease as being in full force and effect and Tenant shall have the right to an action for specific performance or damages, or both.

13. Special Covenants.

m. No Warranty of Condition or Suitability. LANDLORD MAKES NO WARRANTY, EITHER EXPRESSED OR IMPLIED, AS TO THE CONDITION OF THE PREMISES OR THAT IT WILL BE SUITABLE FOR TENANT’S PURPOSES OR NEEDS.

n. Right of Access to the Premises. Tenant agrees that Landlord and Landlord’s duly authorized agents and lender’s representatives shall have such rights of access to the Premises as may be reasonably necessary for the proper maintenance of the Premises in the event of failure by Tenant to perform its obligations under this Lease.

14. Default Provisions.

o. Default by Tenant. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

a. Tenant failing to make any payments required to be made by Tenant, when due, where such failure shall continue for a period of ten (10) days following notice from Landlord to Tenant.

b. Tenant failing to perform or keep any of the other terms, covenants, and conditions herein contained for which it is responsible, and such failure continuing and not being cured for a period of ten (10) days after notice or if such default is a default which cannot be cured within a 10-day period, then Tenant’s failing to commence to correct the same within said 10-day period and thereafter failing to prosecute the same to completion with reasonable diligence.

6

c. Tenant being adjudicated bankrupt or insolvent or Tenant filing in any court a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act (as now or in the future amended) or the filing of any involuntary bankruptcy against Tenant (unless said involuntary bankruptcy is terminated within thirty (30) days from the date of said filing) or Tenant filing in any court for the appointment of a receiver or trustee of all or a portion of Tenant’s property, unless said receiver or trustee is terminated within thirty (30) days from the date of said appointment.

d. Tenant making any general assignment or general arrangement of its property for the benefit of its creditors.

p. Recourse of Landlord. In the event of an occurrence of default as set forth above, Landlord shall have the right to:

a. Terminate this Lease and end the term hereof by giving to Tenant written notice of such termination. Tenant shall have fifteen (15) days after notice of termination has been given to reinstate this Lease, as it was immediately before such termination, by paying the amount of nonpayment of rent or curing any other default.

b. Without resuming possession of the Premises or terminating this Lease, to sue for damages and legal fees at any time and from time to time accruing hereunder; or

c. Upon notice to all interested parties, re-enter and take possession of the Premises or any part thereof and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either (forcibly, if necessary) without being deemed guilty in any manner of trespass.

15. Notices. All notices, demands, and requests required to be given by either party to the other shall be in writing. All notices, demands, and requests shall be sent by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties at the addresses sJt forth below or at such other addresses as the parties may designate in writing delivered pursuant to the provisions hereof. Any notice when given as provided herein shall be deemed to have been delivered two (2) days subsequent to the date that said notice was deposited with the United States Postal Service.

7

To Landlord: 287 County Rd 222, Durango, CO 81303

To Tenant: 501 Silverside Rd., PMB# 342, Wilmington, DE. 19809

16. Time of the Essence. Time is of the essence hereof.

17. Quiet Enjoyment. Landlord represents and warrants that:

q. Landlord is the owner of the Premises and has the right to enter into and make this Lease.

r. Tenant, upon paying the rent herein reserved and upon performing all of the terms and conditions of this Lease on its part to be performed shall at all times during the term herein peacefully and quietly have, hold, and enjoy the Premises, subject to the Existing Leases.

s. Tenant accepts the Premises subject to all zoning ordinances and regulations pertaining to the Premises, without responsibility or warranty by Landlord, and further Tenant accepts the Premises subject to the Permitted Exceptions.

18. Right to Inspect. Landlord, or Landlord’s agent and representative, shall have the right to enter into and upon the Premises or any part thereof at all reasonable hours for the purpose of examining the same.

19. Attorney Fees. In case suit or arbitration shall be brought to enforce any provisions of this Lease, the prevailing party shall be awarded (in addition to other relief granted) all reasonable attorney fees and costs incurred in attempting to enforce its rights under the Lease.

20. Severability. If any sentence, paragraph, or article of this Lease is held to be illegal or invalid, this shall not affect in any manner those other portions of the Lease not illegal or invalid and this Lease shall continue in full force and effect as to those provisions.

8

IN WITNESS WHEREOF, the parties have caused this Lease with Option to Purchase to be executed the day and year first above written.

LANDLORD

/s/ Robert J. Wyatt
Robert J. Wyatt

TENANT

/s/ Alexander M. Woods-Leo
Alex Leo And Apex Farms Corp.

9

ADDENDUM

Lease With an Option to Purchase- Wyatt/Leo and Apex Farms Corp.

It is the intention of the parties that upon the exercise of this Option to Purchase, Robert J. Wyatt, his heirs and successors, shall be entitled to 1% of the post-tax value of any and all goods and products produced by Alex Leo and Apex Farms Corp., its heirs or successors, or any other entity owned or operated by Alex Leo or Apex Farms Corp. on this Premesis in perpetuity.

The parties shall discuss and finalize details of the future production Agreement before the Option is exercise9. Landlord, at his sole discretion, shall have the right to decline Tenant’s right to exercise this Option to Purchase, upon written Notice, if Landlord and Tenant can not come to an Agreement.

If title should subsequently transfer out of the control of Alex Leo and Apex Farms Corp. within ten (10) years of the exercise of this Option, Alex Leo shall personally pay to Robert J. Wyatt, his heirs or successors, the amount of US

$20,000 at Closing.

10